ARMANDO C. IBARRA,

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 20, 2005

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of August 24, 2005, on the audited financial statements of The Studio Zone, Inc., as of June 30, 2005, in any filings that are necessary now or in the near future with the U.S. Securities & Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra, CPA
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ARMANDO C. IBARRA, CPA

Chula Vista, California